UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 6, 2024

PIEDMONT LITHIUM INC.
(Exact name of registrant as specified in its charter)

Delaware	001-38427	36-4996461
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

42 E Catawba Street Belmont, North Carolina	28012
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s Telephone Number, Including Area Code: (704) 461-8000

(Former Name or Former Address, if Changed Since Last Report): Not Applicable

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:
Title of each class	Trading Symbol	Name of exchange on which registered
Common Stock, $0.0001 par value per share	PLL	The Nasdaq Capital Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter)

Emerging Growth Company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On December 6, 2024 (the “Agreement Date”), Piedmont Lithium Inc. (the “Company”) and Patrick Brindle, the Company’s Executive Vice President and Chief Operating Officer, entered into a Separation Agreement and General Release of Claims (the “Separation Agreement”) in connection with Mr. Brindle’s retirement from the Company, effective December 31, 2024 (the “Separation Date”).

During the period between the Agreement Date and the Separation Date (the “Transition Period”), Mr. Brindle has agreed to continue to serve as Executive Vice President and Chief Operating Officer and to assist with the transition of his duties and responsibilities. Mr. Brindle will continue to receive his base salary in effect as of the Agreement Date and during the Transition Period will remain eligible to participate in Company benefit plans and eligible for paid time off.

In accordance with the Separation Agreement, Mr. Brindle has agreed to cooperate with the transition of his duties and responsibilities during the Transition Period, which will be assumed by other members of the Company’s executive team.

Pursuant to the terms of the Separation Agreement and in consideration for a fulsome release of claims in favor of the Company and its affiliates, the Company has agreed to provide for separation payments and benefits set forth under Mr. Brindle’s employment agreement for a covered termination not related to a change in control; however, Mr. Brindle will receive a lump sum payment of $31,147 for Company-paid continuation coverage under COBRA in lieu of such payment being paid over a 12-month period. In addition, the Separation Agreement provides that if the Company’s previously announced combination with Sayona Mining Limited is consummated on or before December 31, 2025, Mr. Brindle will receive, subject to Mr. Brindle executing a fulsome release of claims in favor of the Company, an additional lump sum payment equal to (i) $63,333 plus (ii) the annual bonus that would have been earned by Mr. Brindle for 2024 based on actual achievement of applicable bonus objectives (with any personal goals deemed achieved at 0%). Mr. Brindle’s restricted stock units, performance stock units, and stock options will vest in accordance with the respective equity award agreement through the Separation Date, at which time all of Mr. Brindle’s equity awards will vest in full in accordance with a covered termination not related to a change in control set forth under his employment agreement.

Mr. Brindle will be subject to restrictive covenants, pursuant to his employment agreement, for continuing obligations to the Company relating to proprietary information, confidentiality, non-disparagement, and non-interference as well as non-competition for a period of 12 months from the Separation Date. The lump sum payments, benefits, and accelerated vesting of equity awards are conditioned upon Mr. Brindle’s non-revocation of the release of claims and his compliance with the restrictive covenants.

The foregoing summary of the Separation Agreement does not purport to be a complete description of the Separation Agreement and is qualified in their entirety by reference to the full text of the Separation Agreement, a copy of which is attached hereto as Exhibit 10.1 and is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

10.1	Separation Agreement and General Release of Claims between Piedmont Lithium Inc. and Patrick Brindle, dated December 6, 2024.
104	Cover Page Interactive Data File - the cover page XBRL tags are embedded within the Inline XBRL document.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

PIEDMONT LITHIUM INC.

Date: December 9, 2024		/s/ Keith Phillips
	Name:	Keith Phillips
	Title:	President and Chief Executive Officer